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Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

                              OSHKOSH B'GOSH, INC.

                           OFFER TO PURCHASE FOR CASH
                 UP TO 4,500,000 SHARES OF CLASS A COMMON STOCK
               AND UP TO 100,000 SHARES OF CLASS B COMMON STOCK,
                EACH AT A PURCHASE PRICE NOT IN EXCESS OF $21.00
                         NOR LESS THAN $18.50 PER SHARE

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
        EASTERN TIME, ON NOVEMBER 2, 1999, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash 4,500,000 Class A Shares (or any smaller number of Class A Shares as are properly tendered) and 100,000 Class B Shares (or any smaller number of Class A Shares as are properly tendered) (collectively, the "Shares"). The Company will determine the lowest price, not in excess of $21.00 nor less than $18.50 per Class A Share (the "Class A Purchase Price"), that will allow it to purchase 4,500,000 Class A Shares (or any smaller number of Class A Shares as are properly tendered), and the separate price, not in excess of $21.00 nor less than $18.50 per Class B Share (the "Class B Purchase Price"), that will allow it to purchase 100,000 Class B Shares (or any smaller number of Class B Shares as are properly tendered), taking into account the prices specified by tendering shareholders, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made upon the terms and subject to the conditions set forth in its Offer to Purchase, dated October 4, 1999, and in the related Letter of Transmittal and Option Election Form (which together constitute the "Offer").

     All Shares acquired in the Offer will be acquired at the Purchase Price for the applicable class. All Shares properly tendered at prices at or below the Purchase Price for the applicable class and not withdrawn will be purchased at the Purchase Price for that class, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price for the applicable class and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 4,500,000 Class A Shares or more than 100,000 Class B Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

     If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 4,500,000 Class A Shares or more than 100,000 Class B Shares (or any greater number of Shares of either class as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase (i) first from Odd Lot Holders (as defined in the Offer to Purchase) who properly tender all applicable Shares of a class beneficially owned by such Odd Lot Holder at or below the Purchase Price for that class, (ii) second, after purchase of all of the foregoing shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally, in each case at prices at or below the Purchase Price for the applicable class, on a pro-rata basis and (iii) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at prices at or below the Purchase Price for the applicable class selected by random lot. If any shareholder tenders all of his or her Shares and wishes to avoid proration or to limit the extent to which only a portion of such Shares may be purchased because of the proration provisions, the shareholder may tender Shares subject
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to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased. See Sections 1, 3 and 6 of the Offer to Purchase.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 7 OF THE OFFER TO PURCHASE.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase, dated October 4, 1999;

          2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          3. Letter, dated October 4, 1999, from Douglas W. Hyde, Chairman and Chief Executive Officer of the Company, to shareholders of the Company;

          4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9); and

          5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON NOVEMBER 2, 1999, UNLESS EXTENDED.

     No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     As described in Section 3, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer which is a firm or other entity that is a member in good standing of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the "Book-Entry Transfer Facility" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

     Any inquiries you may have with respect to the Offer should be addressed to Goldman, Sachs & Co. or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

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     Additional copies of the enclosed material may be obtained from the undersigned, telephone: (312) 655-4600 or from the Information Agent, D.F. King & Co., Inc., telephone: (212) 425-1685 or (888) 246-5358 (toll free).

                                          Very truly yours,

                                          Goldman, Sachs & Co.
Enclosures

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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